Exhibit 99.1
For Immediate Release
Date: July 26, 2006

Contacts:	J. Williar Dunlaevy	Stephen M. Conley
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended June 30, 2006 and Announces
Date for Special Meeting of Shareholders
PITTSFIELD, MASSACHUSETTS (July 26, 2006): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the bank holding company for Legacy Banks (the “Bank”), today reported net income of $1.0 million, or $0.11 per diluted share for the quarter ended June 30, 2006, which represents an increase of 1.5% from $998,000 net income in the same quarter of 2005. Year to date, the Company has generated net income of $2.1 million, an increase of $157,000, or 8.1% from the first six months of 2005.
The Company also announced today that the Company’s Board of Directors has set the date and agenda for a special meeting of shareholders. The special meeting will be held on Wednesday, November 1, 2006, at 9:00 a.m. (Eastern Time) at the Cranwell Conference Center, 55 Lee Road, Lenox, Massachusetts. The record date for shareholders entitled to vote at the meeting will be September 15, 2006. At the special meeting, shareholders will be asked to consider and approve the adoption of the 2006 Equity Incentive Plan.
Legacy completed its mutual-to-stock conversion and related stock offering on October 26, 2005, with the issuance of 10,308,600 shares (including 763,600 shares issued to The Legacy Banks Foundation). The total shares outstanding resulted in a book value per share and tangible book value per share of $14.27 and $13.98, respectively, at June 30, 2006.
J. Williar Dunlaevy, Chief Executive Officer, commented “Given the economic environment, and particularly a flat to inverted yield curve, we are pleased to be able to report a modest increase in earnings. We have utilized loan growth and disciplined pricing to limit the impact on the net interest margin. Given both economic and competitive factors, we also are pleased with our deposit and loan growth, and we continue to maintain strong asset quality. Increased expenses had an impact on earnings. As part of our business plan, we have added and are adding key producers in marketing and loan origination, and are in the process of opening our first loan production office in the Albany-Troy-Schenectady (NY) market. While these strategies have an immediate impact on payroll, they will help grow the company and revenue over the long term. Professional fees are higher related to our first year as a public company, including our Sarbanes Oxley internal control compliance program, which we are pursuing in a manner that should add value and efficiency on a long term basis.”
The Company’s balance sheet increased by $29.8 million, or 3.8%, from $778.3 million at December 31, 2005 to $808.2 million at June 30, 2006. Within the overall asset growth, the gross loan portfolio, excluding loans held for sale, increased by $26.1 million, or 4.7% in the first half of 2006, $16.0 million of which occurred in the second quarter. In particular, residential mortgage balances increased by $10.0 million, or 3.3% to $318.0 million, and the commercial real estate and other commercial loans increased $13.7 million, or 7.6% to $195.0 million. The Company’s growth plans should be enhanced by the recent opening of a loan production office in the Albany-Troy-Schenectady, NY market, as well as the pending design and construction of two new branch locations within the Berkshire County market.
The investment portfolio has decreased by $2.1 million, or 1.2% as these funds, which had increased substantially in the fourth quarter of 2005 due to the short-term investment of a portion of the monies received in the stock offering, were used to partially fund loan growth. Cash and cash equivalents increased $5.3 million, or 27.4% primarily due to the receipt of significant direct deposits and certain money market funds at the end of the last day of the quarter. These and additional funds, however, were immediately used to repay $6.5 million of overnight advances from the Federal Home Loan Bank of Boston (FHLBB) on the first business day in July.
In the six months ended June 30, 2006, the Company’s deposits increased by $23.4 million, or 4.9%, to $497.9 million. Driving the success was the growth in certificates of deposit, and certain money market accounts. The Bank has had success thus far in 2006 in attracting certificates of deposit due to its promotion of CD specials. Advances from the FHLBB increased by $6.1 million or 4.2% as of June 30, 2006 as compared to the end of 2005, however, with the repayment of the overnight advances mentioned above, the borrowing level has remained fairly flat throughout 2006. The overall increase in stockholders’ equity of $987,000, or 0.7% for the first six months of 2006 was driven primarily by the contribution of $2.1 million from net income, offset somewhat by the payment of two separate dividends of $286,000 each, and an increase of $939,000 in the unrealized loss on available for sale investment securities caused by rising market rates.
Asset quality remains strong at the close of the second quarter, with non-performing assets as a percentage of total assets at 0.13% as of June 30, 2006. The provision for loan losses increased by $46,000, or 35.4% in the second quarter of 2006 as compared to the same period of 2005, but was $37,000, or 9.8% less in the first six months of 2006 as compared to the same period in 2005. This decrease was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, as well as a large loan recovery received in the second quarter of 2006. The allowance for loan losses stood at 0.81% of total loans at June 30, 2006 as compared to 0.77% at December 31, 2005.

The Company’s net interest margin (“NIM”) was 3.18% for the three months ended June 30, 2006, a decrease of 3 basis points compared to the second quarter of 2005. Year to date the NIM was 3.25% which represents an increase of 6 basis points compared to the first six months of 2005. The 2006 year to date NIM has benefited from the increase in higher-yielding commercial and home-equity loans as well as the proceeds from the stock offering, but has also seen significant pressure due to the relatively flat yield curve.
Non-interest income for the quarter totaled $1.1 million, an increase of $125,000, or 12.3% compared to the second quarter of 2005. Increases in portfolio management fees and gains on the sale of investment securities were offset in part by small decreases in customer service fees and gains on the sale of mortgages. Operating expenses increased by $788,000, or 17.5% for the second quarter of 2006, and $1.6 million, or 18.5% year to date as compared to the same periods in the prior year. These increases have been driven primarily by higher salaries and benefits and occupancy expenses, as well as the costs associated with being a public company, including audit, legal and consulting fees and fees related to complying with the provisions of the Sarbanes-Oxley Act of 2002. The Company’s core efficiency ratio for the quarter (GAAP efficiency ratio net of effect of non-core adjustments) increased to 76.2% from 72.2% in the year earlier period primarily due to the increase in operating expenses as outlined above. Year to date the efficiency ratio has increased to 75.0% in 2006 from 72.0% in the first six months of 2005.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Stephen M. Conley, Chief Financial Officer, will host a conference call at 3:00 p.m. (EST) on Thursday, July 27, 2006. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning July 27, 2006 at 6:00 p.m. (EST) through August 3, 2006 at 11:59 p.m. (EST) by dialing 877-660-6853 and using Account #286 and Conference ID #207573 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call.

The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Cash and due from banks	$19,911	$12,331
Short-term investments	4,592	6,901

Cash and cash equivalents	24,503	19,232

Securities and other investments	177,790	179,855
Loans held for sale	187	126
Loans, net of allowance for loan losses of $4,693 in 2006 and $4,220 in 2005	573,388	547,500
Premises and equipment, net	13,988	14,236
Accrued interest receivable	3,602	3,235
Goodwill, net	3,085	3,085
Net deferred tax asset	5,842	5,258
Bank-owned life insurance	4,207	4,153
Other assets	1,578	1,650

Total Assets	$808,170	$778,330

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$497,913	$474,512
Securities sold under agreements to repurchase	4,500	4,999
Federal Home Loan Bank advances	151,979	145,923
Mortgagors’ escrow accounts	905	931
Accrued expenses and other liabilities	5,720	5,799

Total liabilities	661,017	632,164

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issues or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized, 10,308,600 issued and outstanding at June 30, 2006 and December 31, 2005	103	103
Additional paid-in-capital	100,240	100,202
Unearned Compensation — ESOP	(9,886)	(10,252)
Retained earnings	58,724	57,202
Accumulated other comprehensive loss	(2,028)	(1,089)

Total stockholders equity	147,153	146,166

Total Liabilities and Stockholders’ Equity	$808,170	$778,330

LEGACY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$8,861	$7,588	$17,375	$14,867
Securities:
Taxable	1,796	1,187	3,559	2,346
Tax-Exempt	60	43	115	73
Short-term investments	131	52	211	94

Total interest and dividend income	10,848	8,870	21,260	17,380

Interest expense:
Deposits	3,268	1,968	5,969	3,657
Federal Home Loan Bank advances	1,608	1,636	3,183	3,289
Other borrowed funds	32	19	68	37

Total interest expense	4,908	3,623	9,220	6,983

Net interest income	5,940	5,247	12,040	10,397
Provision for loan losses	176	130	340	377

Net interest income, after provision for loan losses	5,764	5,117	11,700	10,020

Non-interest income:
Customer service fees	653	676	1,307	1,338
Portfolio management fees	261	226	499	439
Income from bank owned life insurance	26	21	53	42
Insurance, annuities and mutual fund fees	33	29	63	72
Gain on sales of securities, net	127	35	166	77
Loss on impairment of securities	—	(25)	—	(25)
Gain on sales of loans, net	27	49	67	69
Miscellaneous	11	2	21	4

Total non-interest income	1,138	1,013	2,176	2,016

Non-interest expenses:
Salaries and employee benefits	2,951	2,566	5,785	5,073
Occupancy and equipment	605	548	1,272	1,102
Data processing	490	482	971	920
Professional fees	397	132	766	261
Advertising	237	197	388	349
Other general and administrative	618	585	1,361	1,191

Total non-interest expenses	5,298	4,510	10,543	8,896

Income before income taxes	1,604	1,620	3,333	3,140

Provision for income taxes	591	622	1,239	1,203

Net income	$1,013	$998	$2,094	$1,937

Earnings per share
Basic	$0.11	n/a	$0.22	n/a
Diluted	$0.11	n/a	$0.22	n/a

Weighted average shares outstanding
Basic	9,552,787	n/a	9,545,953	n/a
Diluted	9,552,787	n/a	9,545,953	n/a

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA (UNAUDITED)
(Dollars in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Financial Highlights:
Net interest income	$5,940	$5,247	$12,040	$10,397
Net income	1,013	998	2,094	1,937
Per share data:
Earnings — basic	0.11	n/a	0.22	n/a
Earnings — diluted	0.11	n/a	0.22	n/a
Dividends declared	0.03	n/a	0.06	n/a
Book value per share — end of period	14.27	n/a	14.27	n/a
Tangible book value per share — end of period	13.98	n/a	13.98	n/a

Ratios and Other Information:
Return on average assets	0.51%	0.58%	0.53%	0.56%
Return on average equity	2.74%	6.63%	2.84%	6.42%
Net interest rate spread (1)	2.46%	2.91%	2.57%	2.91%
Net interest margin (2)	3.18%	3.21%	3.25%	3.19%
Efficiency ratio (3)	76.2%	72.2%	75.0%	72.0%
Average interest-earning assets to average interest-bearing liabilities	127.13%	113.38%	127.60%	113.32%

At period end:
Stockholders’ equity	147,153	61,050
Total assets	808,170	706,895
Equity to total assets	18.2%	8.6%
Non-performing assets to total assets	0.13%	0.17%
Non-performing loans to total loans	0.19%	0.23%
Allowance for loan losses to non-performing loans	436.15%	342.43%
Allowance for loan losses to total loans	0.81%	0.79%
Number of full service offices	10	10

(1) The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$562,199	$8,861	6.30%	$518,092	$7,588	5.86%
Investment securities	174,709	1,856	4.25%	128,436	1,230	3.83%
Short-term investments	10,819	131	4.84%	7,591	52	2.74%

Total interest-earning assets	747,727	10,848	5.80%	654,119	8,870	5.42%
Non-interest-earning assets	43,507			36,787

Total assets	$791,234			$690,906

Interest-bearing liabilities:
Savings deposits	$58,933	64	0.43%	$70,769	76	0.43%
LifePath Savings	70,169	614	3.50%	70,086	384	2.19%
Money market	54,579	382	2.80%	60,782	230	1.51%
NOW accounts	39,102	23	0.24%	38,838	20	0.21%
Certificates of deposits	215,972	2,185	4.05%	178,259	1,258	2.82%

Total deposits	438,755	3,268	2.98%	418,734	1,968	1.88%

Borrowed Funds	149,388	1,640	4.39%	158,210	1,655	4.18%

Total interest-bearing liabilities	588,143	4,908	3.34%	576,944	3,623	2.51%
Non-interest-bearing liabilities	55,333			53,730

Total liabilities	643,476			630,674
Equity	147,758			60,232

Total liabilities and equity	$791,234			$690,906

Net interest income		$5,940			$5,247

Net interest rate spread (3)			2.46%			2.91%
Net interest-earning assets (4)	$159,584			$77,175

Net interest margin (5)			3.18%			3.21%
Average interest-earning assets to interest-bearing liabilities			127.13%			113.38%

(1) Yields and rates for the three months ended June 30, 2006 and 2005 are annualized.
(2) Includes loans held for sale.
(3) Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended June 30, 2006 and 2005.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30, 2006			Six Months Ended June 30, 2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$556,693	$17,375	6.24%	$515,049	$14,867	5.77%
Investment securities	175,467	3,674	4.19%	128,497	2,419	3.77%
Short-term investments	9,086	211	4.64%	7,583	94	2.48%

Total interest-earning assets	741,246	21,260	5.74%	651,129	17,380	5.34%
Non-interest-earning assets	42,689			36,907

Total assets	$783,935			$688,036

Interest-bearing liabilities:
Savings deposits	$59,773	130	0.43%	$70,664	151	0.43%
LifePath Savings	71,340	1,176	3.30%	68,548	735	2.14%
Money market	53,237	688	2.58%	59,190	389	1.31%
NOW accounts	38,636	44	0.23%	38,193	39	0.20%
Certificates of deposits	206,648	3,931	3.80%	172,867	2,343	2.71%

Total deposits	429,634	5,969	2.78%	409,462	3,657	1.79%
Borrowed Funds	151,287	3,251	4.30%	165,122	3,326	4.03%

Total interest-bearing liabilities	580,921	9,220	3.17%	574,584	6,983	2.43%
Non-interest-bearing liabilities	55,489			53,098

Total liabilities	636,410			627,682
Equity	147,525			60,354

Total liabilities and equity	$783,935			$688,036

Net interest income		$12,040			$10,397

Net interest rate spread (3)			2.57%			2.91%
Net interest-earning assets (4)	$160,325			$76,545

Net interest margin (5)			3.25%			3.19%

Average interest-earning assets to interest-bearing liabilities			127.60%			113.32%

(1) Yields and rates for the six months ended June 30, 2006 and 2005 are annualized.
(2) Includes loans held for sale.
(3) Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the six months ended June 30, 2006 and 2005.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net Income (GAAP)	$1,013	$998	$2,094	$1,937

Less: Gain on sale or impairment of securities, net	(127)	(10)	(166)	(52)

Adjustment: Income taxes	47	4	62	20

	$933	$992	$1,990	$1,905

Efficiency Ratio (GAAP)	76.2%	72.2%	75.0%	72.0%

Effect of non-core adjustments	—	—	—	—

	76.2%	72.2%	75.0%	72.0%